Exhibit 99.1

701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Lakeland Industries Inc. Announces Brazil Financing and Consulting Agreement

RONKONKOMA, NY – August 28, 2014 — Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced completion of the first phase of the refinancing of Lakeland Brazil. Through an agreement signed with Multiplica Soluções Empresariais Ltda (“Multiplica”), a private equity turnaround specialist based in Brazil with direct experience in the protective apparel business, Lakeland Brazil has been collateralized for and assisted with securing lending facilities with Brazilian lenders.

Lakeland Brazil, a wholly-owned subsidiary of Lakeland Industries, has received from Multiplica assistance in securing initial financing in order to alleviate cash flow constraints, thereby enabling Lakeland’s Brazilian unit to grow its sales and potentially return to profitability. Assistance from Multiplica is anticipated to take the form of, but is not limited to, loan guarantees on behalf of Lakeland Brazil to various financial institutions, strategies relating to payment of invoices, financing of accounts receivable, factoring, and negotiations with suppliers and banks.

Fees paid by Lakeland Brazil to Multiplica will be based upon an agreed formula of the greater of approximately US$11,000 per month or 10% of the EBITDA of the Brazil subsidiary calculated quarterly as compensation for the financial backing, security pledge and ongoing advisory services, which includes the provision of a separately compensated in-house financial analyst working for Lakeland Brazil. Compensation commenced due to the opening of financial lending facilities that are being collateralized by Multiplica assets. In addition, Multiplica will be entitled to 10% of the proceeds upon any future sale of Lakeland Brazil by Lakeland Industries. Fees due to Multiplica and indebtedness incurred by Lakeland Brazil through this agreement are non-transferrable to the parent company, Lakeland Industries, which will remain unencumbered by the Company’s Brazilian unit.

“We are pleased to announce this significant step in establishing Lakeland Brazil as financially self-sustaining,” said Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries. “Lakeland Brazil remains an important asset in our global operations, although we are now emerging from what has been a nearly three-year period of operational and financial challenges. With the assistance of Multiplica, our turnaround of Lakeland Brazil is nearly complete, yet it was imperative to maintain the integrity of the balance of our worldwide operations. To this end, Lakeland Brazil has for most practical purposes already been separated from the consolidated financial performance of Lakeland Industries as it relates to commercial lender negotiations. The agreement with Multiplica maintains this strategy and represents a very acceptable arrangement for parent-company risk management purposes and subsidiary-level growth initiatives. As the final phases for refinancing Lakeland Brazil, we have established lending facilities in Brazil and, with that now in place, expect to be able to operate unfettered in building a growing business and a credit rating worthy of more permanent financing.”

Pursuant to this agreement, Multiplica has enabled several smaller loans to be completed utilizing their guaranty. The agreement with Multiplica took effect on August 27 when the cumulative loans they assisted in obtaining reached $R500,000 (approximately USD 217,000).

The agreement with Multiplica is cancellable by Lakeland Brazil on 180 days’ notice or by Multiplica on 60 days’ notice.  Should the agreement be cancelled, Lakeland Brazil will have 180 days in which to either repay or remove the guaranty for any obligations guaranteed by Multiplica.

Additional details pertaining to the agreement with Multiplica are reflected in Lakeland Industries Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Multiplica:

Multiplica is a Brazilian private equity firm that specializes in turnaround situations.  They concentrate only on a few companies at a time and get deeply involved in their strategy and day to day operations, utilizing their capital to guaranty bank loans which would otherwise not be available to their client companies, and also help with restructuring and revitalizing the business.  In our case they also intend to work to resolve our VAT tax situation.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.